CONFIDENTIAL	Exhibit 2.2

AMENDMENT TO

ASSET PURCHASE AGREEMENT

This AMENDMENT, dated as of August 28, 2013 (this “Amendment”), to the Asset Purchase Agreement (the “Purchase Agreement”), dated as of June 24, 2013, is entered into by and among LAFARGE NORTH AMERICA INC., a Maryland corporation (the “US Seller”), on the one hand, and LONE STAR U.S. ACQUISITIONS, LLC, a Delaware limited liability company (“U.S. Acquisitions”), CONTINENTAL BUILDING PRODUCTS, LLC (formerly known as LSF8 Gypsum Investments, LLC), a Delaware limited liability company (the “New Purchaser”), CONTINENTAL SILVER GROVE, LLC (formerly known as Silver Grove Property Holdings, LLC), a Delaware limited liability company (“CSG”), CONTINENTAL PALATKA, LLC (formerly known as Palatka Property Holdings, LLC), a Delaware limited liability company (“CP”), and CONTINENTAL BUCHANAN, LLC (formerly known as Buchanan Property Holdings, LLC), a Delaware limited liability company (“CB” and, together with the New Purchaser, CSG and CP, the “US Purchaser Parties”), on the other hand. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

WHEREAS, the US Seller and U.S. Acquisitions entered into the Purchase Agreement;

WHEREAS, pursuant to that certain Assignment of Asset Purchase Agreement, dated as of July 24, 2013, by and among U.S. Acquisitions, on the one hand, and the US Purchaser Parties, on the other hand, U.S. Acquisitions assigned its rights and obligations under the Purchase Agreement to the US Purchaser Parties as described in more detail therein (the “Assignment”);

WHEREAS, Section 10.7 of the Purchase Agreement permits the parties thereto to amend the Purchase Agreement by an instrument in writing signed by, or on behalf of, the US Seller and the Purchaser; and

WHEREAS, the US Seller, U.S. Acquisitions and each of the US Purchaser Parties desire to amend the Purchase Agreement as provided herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth and set forth in the Purchase Agreement, and intending to be legally bound, the US Seller, U.S. Acquisitions and each of the US Purchaser Parties hereby agree as follows:

1. Closing Date. The Closing shall occur at 9:00 A.M. New York time (and be effective as of 11:59 P.M. New York time) on August 30, 2013.

2. Amendment of Table of Contents of the Purchase Agreement. Section 5.18 of the Table of Contents of the Purchase Agreement is hereby amended by replacing “Lafarge/Rock-Tenn Guaranty” with “Rock-Tenn”. Section 6.06 of the Table of Contents of the Purchase Agreement is hereby amended by replacing “No Separation from Service” with “[RESERVED]”. The following sections are hereby added to the Table of Contents of the Purchase Agreement (in each case with appropriate page numbers):

a.	SECTION 5.21. Equipment Leases and Gas Contracts

b.	SECTION 5.22. Seminole Agreements

c.	SECTION 5.23. Replacement of Letters of Credit

d.	SECTION 5.24. Access

e.	SECTION 5.25. Duke Agreements

3. Amendment of Section 1.01 of the Purchase Agreement. Section 1.01 of the Purchase Agreement is hereby amended by (a) deleting the definition of “Lafarge/Rock-Tenn Guaranty” and (b) adding the following definitions:

a.	““Seminole Agreements” means the Gypsum Contract, dated as of August 9, 1999, the Ground Water Use Agreement dated as of February 18, 2000, the Ingress and Egress Easement dated as of February 18, 2000, the Conveyor Easement and Limited Access Easement dated as of February 18, 2000, the Cross Easement dated as of February 18, 2000, the Roadway Agreement dated as of August 17, 2000, the Railroad Crossing Agreement dated as of October 18, 1999, the Gas Pipeline Easement dated as of February 18, 2000 and the Sublicense Agreement dated as of August 31, 1999 (in each case, including any riders, schedules, exhibits, annexes, letter agreements and amendments thereto and modifications thereof), in each case between Seminole Electric Cooperative, Inc. and the US Seller.”

b.	“Duke Agreements” means (i) the Amended and Restated Gypsum Contract, dated June 8, 2005, between Duke Energy Ohio, Inc. (formerly The Cincinnati Gas & Electric Company) (an operating owner of the Miami Fort Generating Station) and the US Seller and (ii) the Gypsum Contract, effective December 29, 1998, among Duke Energy Ohio, Inc. (formerly The Cincinnati Gas & Electric Company), The Dayton Power and Light Company, Columbus Southern Power Company (each an owner of the Wm. H. Zimmer Generating Station) and the US Seller (formerly known as Lafarge Corporation), in each case, including any riders, schedules, exhibits, annexes, letter agreements and amendments thereto and modifications thereof).”

4. Amendment of Section 1.02 of the Purchase Agreement. Section 1.02 of the Purchase Agreement is hereby amended by (a) deleting the reference to “Mirror Plan” in the table and (b) adding the cross-references to the definitions (and their corresponding Section references) of “Designated Officers,” “Duke Notice Date,” “Duke Trigger Date,” “Equipment Lease,” “Equipment Lease/Gas Contracts,” “Gas Contract,” “Letter of Credit,” “Notice Date,” “Referral Notice,” “Sublease” and “Trigger Date” to the table in alphabetical order.

5. Amendment of Section 2.01(a)(ix) of the Purchase Agreement. Section 2.01(a) of the Purchase Agreement is hereby amended by deleting subsection (ix) thereof and by renumbering all subsequent subsections accordingly.

6. Amendment of Section 2.05 of the Purchase Agreement. Section 2.05 of the Purchase Agreement is hereby amended by deleting subsection (g) thereof, by inserting the word “and” at the end of subsection (e) thereof and by replacing “; and” at the end of subsection (f) thereof with a period.

7. Amendment of Section 2.06 of the Purchase Agreement. Section 2.06 of the Purchase Agreement is hereby amended by replacing Section 2.06(f) in its entirety with the following: “the powers of attorney contemplated by Section 5.21(a)(ii) and Section 5.25(e)(ii).”

8. Amendment of Section 2.07 of the Purchase Agreement. Section 2.07 of the Purchase Agreement is hereby amended by adding the following as a new subsection (f) at the end thereof:

“(f) For the avoidance of doubt, notwithstanding that the Closing shall be effective as of 11:59 P.M. New York time on the Closing Date, no transactions included in or forming part of the Acquisition Financing shall be taken into account in determining (i) Net Working Capital as of the Closing Date or (ii) the Adjustment Amount.”

9. Amendment of Section 5.18 of the Purchase Agreement. Section 5.18 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“SECTION 5.18. Rock-Tenn.

(a)	Assignment. Notwithstanding any provision to the contrary in this Agreement, following the Closing, but subject to this Section 5.18, the US Seller shall remain as a party to the Seven Hills Joint Venture Agreement and the other Rock-Tenn Operative Agreements and shall continue to hold all membership interests in the Seven Hills JV beneficially owned by the US Seller as of the Closing Date. If at any time following the Closing Date, Rock-Tenn consents in writing to the assignment to the Purchaser or one of its Affiliates of the Seven Hills Joint Venture Agreement and all the other Rock-Tenn Operative Agreements and the transfer of the membership interests in the Seven Hills JV to the Purchaser or one of its Affiliates, then the US Seller shall promptly take all actions reasonably required to assign the Seven Hills Joint Venture Agreement and the Rock-Tenn Operative Agreements and transfer the membership interests in the Seven Hills JV to the Purchaser or such Affiliate for no additional consideration.

(b)	Tax and Accounting Matters.

(i)	The US Seller hereby assigns to the Purchaser (i) all of its rights to share in the profits and losses of the Seven Hills JV, and (ii) any distributions received from the Seven Hills JV, including liquidating distributions, and any such distributions shall be paid by the US Seller to the Purchaser within fifteen (15) Business Days of receipt of such amount by the US Seller.

(ii)	The Purchaser hereby assumes the obligation of the US Seller to make any capital contributions to the Seven Hills JV required to be made by it under the Rock-Tenn Operative Agreements; provided,

however, the US Seller shall not agree to make any unilateral or additional capital contributions to the Seven Hills JV under Sections 5.3 or 5.5 of the Seven Hills Joint Venture Agreement or Section 3.2 of the Seven Hills Operating Agreement without the Purchaser’s prior written consent. In furtherance of the foregoing, the US Seller shall provide written notice of any requirement to make a capital contribution to the Purchaser promptly after its receipt from the Seven Hills JV of notice thereof, and the Purchaser shall pay to the US Seller an amount sufficient to satisfy any such capital contribution obligation no later than the earlier of fifteen (15) Business Days after receipt of such written notification from the US Seller, or the date on which any such capital contribution is required by the Managing Board (as defined in the Seven Hills Joint Venture Agreement) to be made.

(iii)	Subject to Sections 5.18(d) and (e) below, the Purchaser shall have the right to direct the exercise of the US Seller’s voting and any other management powers with respect to the Seven Hills JV under the Rock-Tenn Operative Agreements, and the US Seller shall exercise such powers solely in favor of and in the interest of the Purchaser. The US Seller shall exercise any residual powers it holds under the Rock-Tenn Operative Agreements that are not specifically conveyed to the Purchaser by this Agreement and remaining in the US Seller solely in favor of and in the interest of the Purchaser.

(iv)	Subject to the terms of the Rock-Tenn Operative Agreements and this Section 5.18, the Purchaser shall have the unrestricted ability to dispose of its interest in and rights with respect to the Seven Hills JV granted under Section 5.18(b) by assigning such interest and rights to a third party.

(v)	The US Seller will act as agent on behalf of the Purchaser with respect to the US Seller’s Seven Hills JV membership interests.

(vi)	The US Seller and the Purchaser shall treat the Purchaser as the owner of the US Seller’s entire membership interest in the Seven Hills JV for all U.S. federal income Tax purposes. The Purchaser will report the distributive share of partnership items of income, gain, loss, deduction, and credit attributable to such membership interest on the Purchaser’s federal income Tax Return in the same manner and in the same amounts that would be required if the Purchaser directly owned the membership interests in the Seven Hills JV held by the US Seller.

(vii)	The US Seller and the Purchaser shall take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, in each case in respect of the membership interests in the Seven Hills JV, as may be required to ensure that, for Tax and accounting purposes, the Purchaser will be treated as the owner of such membership interests.

(c)	Pass Through. The US Seller shall pass through to the Purchaser the benefits and burdens of the Seven Hills Joint Venture Agreement and the other Rock-Tenn Operative Agreements, and the Purchaser hereby agrees to assume such burdens (including by (i) agreeing to provide forecasts, purchase orders, shipping information and such other information as is required under the Rock-Tenn Operative Agreements to the US Seller in respect of products to be purchased under the Rock-Tenn Operative Agreements, (ii) licensing to the US Seller the intellectual property licensed to the Seven Hills JV under the License Agreement (being one of the Rock-Tenn Operative Agreements) and (iii) purchasing all of the products required to be purchased under the Paper Supply Agreement (being one of the Rock-Tenn Operative Agreements)). The US Seller and the Purchaser agree to designate the appropriate individuals from each of their organizations to work together from the Closing Date through the term of the Rock-Tenn Operative Agreements (including the period under which the Seven Hills JV is supplying paper to the Purchaser under the Paper Supply Agreement) to implement the arrangements contemplated by this Section 5.18, including for purposes of conveying information to Rock-Tenn or the Seven Hills JV as required by the applicable Rock-Tenn Operative Agreements, and conveying funds to and from the Seven Hills JV as contemplated by such agreements.

(d)	Decision Making. The US Seller and the Purchaser agree that all matters in respect of the Seven Hills Joint Venture Agreement and the other Rock-Tenn Operative Agreements and the relationship among the Business, Rock-Tenn and the Seven Hills JV shall be as determined by the Purchaser; provided, that the US Seller shall not be required to take any action, or to refrain from taking any action, that, in its reasonable belief, would result in (i) a breach by it of any of its obligations under the Seven Hills Joint Venture Agreement or any of the other Rock-Tenn Operative Agreements, or (ii) a violation of any applicable Law, and the Purchaser shall not take any action or refrain from taking any action that would result in the US Seller being in breach of any such agreement or in violation of any such applicable Law. Notwithstanding the foregoing, in the event that the Purchaser takes or refuses to take any action that would result in a breach of any such agreement by the US Seller, or result in a violation of any such applicable Law, then the US Seller shall be entitled to take such actions (including on behalf of the Purchaser) as it believes are necessary in order to comply with the terms of such agreements using its reasonable judgment.

(e)

Governance. The US Seller and the Purchaser agree that of the three “Lafarge Managers” contemplated to be appointed to the Managing Board of the Seven Hills JV by the Seven Hills Operating Agreement (as each term is defined in the Seven Hills Operating Agreement, being one of the Rock-Tenn Operative Agreements), the Purchaser shall have the right to designate two (2) of such Lafarge Managers and the US Seller the remaining one (1). The Lafarge Manager appointed by the US Seller shall take no action in respect of the Seven Hills JV without the consent of the two (2) Lafarge Managers designated by the Purchaser and shall act in accordance with the instructions of the Lafarge Managers designated by the Purchaser; provided, that no Lafarge Manager designated by the Purchaser shall take any action that would result in (i) a breach by the US Seller of the Seven Hills Joint Venture Agreement or any other Rock-Tenn Operative Agreement, or (ii) a violation of any applicable Law.

(f)	Indemnity. The Purchaser Indemnifying Parties hereby agree to indemnify the Seller Indemnified Parties (including, for the avoidance of doubt, any employee of the US Seller or any of its Affiliates that serves as a manager, director or in a similar capacity on the board or any similar governing body of the Seven Hills JV) for any Losses incurred by any of them under, arising out of, relating to or in connection with the Seven Hills Joint Venture Agreement or any of the other Rock-Tenn Operative Agreements in accordance with Section 8.03(f), including any Losses arising from the existence or implementation of the arrangements contemplated by this Section 5.18, other than any such Losses resulting from the US Seller’s intentional breach of, or gross negligence with respect of, the Seven Hills Joint Venture Agreement or any of the other Rock-Tenn Operative Agreements.

(g)

Termination. The US Seller shall have the right to deliver a notice to Rock-Tenn pursuant to Section 12.3(b) of the Seven Hills Joint Venture Agreement prior to the anniversary of the Commencement Date (as defined in the Seven Hills Joint Venture Agreement) that will occur in 2014, notifying Rock-Tenn of its intention to terminate the Seven Hills Joint Venture Agreement and the other Rock-Tenn Operative Agreements at the earliest time that such termination is permitted under the terms of such agreements, subject to the terms of such agreements. In addition, the US Seller shall have the right to terminate the Seven Hills Joint Venture Agreement and the other Rock-Tenn Operative Agreements in accordance with Section 12.2 of the Seven Hills Joint Venture Agreement at any time that such termination is permitted in accordance with the terms of such provisions; provided, that the US Seller shall consult in good faith with the Purchaser and take its views on any such termination into account prior to any termination pursuant to Section 12.2 of the Seven Hills Joint Venture Agreement. In the event that prior to the effective date of the termination of such agreements (including during any period following such termination when products are still being supplied by the Seven Hills JV and purchased by the Purchaser in accordance with the terms of the Paper Supply Agreement), either (i) a private sale of the Purchaser or the Borrower (as such term is defined in the Debt Commitment Letter) or any other Affiliate of the Purchaser that owns all or substantially all of the US Purchased Assets (however structured, whether by way of stock sale, merger or otherwise) by Lone Star Fund VIII (U.S.), L.P. to a third party that is not an Affiliate of the Purchaser or the sale of all or substantially all of the US Purchased Assets to such a third party is consummated, or (ii) Lone Star Fund VIII (U.S.), L.P. otherwise ceases to beneficially own, directly or indirectly, at least a majority of the voting equity interests of the Purchaser then, in each case, the Purchaser shall use its commercially reasonable efforts to have Rock-Tenn agree to the assignment by the US Seller to the Purchaser or one of its Affiliates (or the successor entity in any such transaction) all of its rights and obligations under the Seven Hills Joint Venture Agreement and all the other Rock-Tenn Operative Agreements, and, in connection therewith, promptly execute and deliver to the US Seller an affirmative release of the US Seller from any and all liability and ongoing obligations under the Seven Hills Joint Venture Agreement and the other Rock-Tenn Operative Agreements.

(h)	Escalation.

(i)	In the event of a dispute between the US Seller and the Purchaser with respect to a matter relating to this Section 5.18 or the Seven Hills Joint Venture Agreement or any of the other Rock-Tenn Operative Agreements, such dispute shall be referred for resolution by the Chief Executive Officer of the US Seller and the person within Hudson Americas LLC (or any successor thereto as asset manager for the subsidiaries of Lone Star Fund VIII (U.S.), L.P.) with responsibility for oversight of the Business (collectively, the “Designated Officers”) (such referral being by written notice from either party (the “Referral Notice”)).

(ii)	Within ten (10) Business Days after the Referral Notice is provided, the Designated Officers shall meet and attempt to resolve the disputed matter. If within twenty (20) Business Days after the Referral Notice is provided the disputed matter is not resolved, such dispute will be resolved in accordance with Section 10.12.”

10. Further Amendment of Article V of the Purchase Agreement. Article V of the Purchase Agreement is hereby amended by adding the following as new sections at the end thereof:

“SECTION 5.21. Equipment Leases and Gas Contracts.

(a)	In respect of each of the Transferred Contracts (including any schedules, exhibits, annexes, riders, letter agreements and amendments thereto and modifications thereof) relating to the lease of equipment (an “Equipment Lease”) and the supply and transmission of natural gas (a “Gas Contract”) set forth on Annex A hereto (collectively, the “Equipment Lease/Gas Contracts”), in the event that, prior to the Closing, the US Seller does not receive the consent of the counterparties thereto to assign any Equipment Lease/Gas Contract to the Purchaser and discharge the US Seller from its obligations and liabilities thereunder, the Purchaser hereby agrees and covenants to:

(i)	promptly (but in any event within twenty-four (24) hours following the Trigger Date (as defined herein)) cause to be issued to the US Seller an irrevocable standby letter of credit issued by a financial institution of international reputation (a “Letter of Credit”) in the event that the US Seller is presented with a payment demand from any counterparty to any Equipment Lease/Gas Contract (the date of any such payment demand being the “Notice Date”), and the Purchaser (or an Affiliate thereof) has not otherwise satisfied such payment demand in full within five (5) days of the date on which it received written notice from the US Seller of such Notice Date (the “Trigger Date”); provided, that the Letter of Credit shall be issued in a face amount equal to the remaining aggregate outstanding payment liability under the relevant Equipment Lease/Gas Contract; provided, further, that US Seller shall only be permitted to draw upon the Letter of Credit after (i) first having made payment to the applicable counterparty to the Equipment Lease/Gas Contract, (ii) demanded in writing reimbursement of such payment from the Purchaser and (iii) a five (5) day period following such written demand from the US Seller to the Purchaser shall have elapsed without payment by the Purchaser;

(ii)	execute and deliver to the US Seller on the Closing Date an irrevocable power of attorney (in form and substance reasonably acceptable to the US Seller) that grants to the US Seller the right and authority to cause the issuance of the Letters of Credit referred to in Section 5.21(a)(i) above to the US Seller;

(iii)	not amend, alter, modify or consent to the addition of any equipment to (including the lease of any new equipment under), or the increase of the supply of natural gas under, any Equipment Lease/Gas Contract (as applicable), or take any action that has the effect of increasing the obligations or liabilities of the US Seller (including by failing to satisfy its obligations thereunder) under any such Equipment Lease/Gas Contract; provided, that the Purchaser shall be permitted to amend, modify or consent to the addition of any equipment to (including the lease of any new equipment under), or the increase of the supply of natural gas under, any Equipment Lease/Gas Contract (as applicable), if the US Seller and all its Affiliates have been fully and unconditionally released from any and all obligations thereunder, which release will be in form and substance reasonably satisfactory to the US Seller;

(iv)	not renew or extend any Equipment Lease/Gas Contract pursuant to any provision contained in such Equipment Lease/Gas Contract or otherwise; provided, that the Purchaser shall be permitted to renew or extend any Equipment Lease/Gas Contract if the US Seller and all its Affiliates have been fully and unconditionally released from any and all obligations thereunder, which release will be in form and substance reasonably satisfactory to the US Seller; and

(v)	terminate each Equipment Lease/Gas Contract in accordance with its terms at the earliest possible opportunity, including, in respect of Equipment Leases, by providing written notice of termination to the lessor thereunder at least ninety (90) days prior to the expiration of the “Initial Term” (as defined therein) thereunder; provided, that the Purchaser shall not be required to terminate any Equipment Lease/Gas Contract in respect of which a full and unconditional release of the US Seller and all its Affiliates from any and all obligations thereunder has been obtained in form and substance reasonably satisfactory to the US Seller.

(b)	In respect of each Equipment Lease/Gas Contract, to the extent affirmatively requested in writing by the counterparty to such Equipment Lease/Gas Contract, the US Seller hereby agrees and covenants to execute a written acknowledgement (in form and substance reasonably satisfactory to the US Seller) of the US Seller’s ongoing payment obligations to such counterparty required under such Equipment Lease/Gas Contract.

SECTION 5.22. Seminole Agreements.

(a)	Upon the earliest to occur of (i) a private sale of the Purchaser or the Borrower (as such term is defined in the Debt Commitment Letter) or any other Affiliate of the Purchaser that owns all or substantially all of the US Purchased Assets (however structured, whether by way of stock sale, merger or otherwise) by Lone Star Fund VIII (U.S.), L.P. to a third party that is not an Affiliate of the Purchaser or the sale of all or substantially all of the US Purchased Assets to such a third party, (ii) the cessation of Lone Star Fund VIII (U.S.), L.P. to beneficially own, directly or indirectly, at least a majority of the voting equity interests of the Purchaser, and (iii) two (2) years from the Closing Date, the Purchaser agrees to use its commercially reasonable efforts to have the counterparty to the Seminole Agreements promptly execute and deliver to the US Seller an affirmative release of the US Seller and all its Affiliates from any and all liabilities and ongoing obligations under any of the Seminole Agreements, which release will be in form and substance reasonably satisfactory to the US Seller.

(b)

At any time, and from time to time, following the Closing, the US Seller and its officers, employees and agents shall be permitted to contact any of the counterparties to the Seminole Agreements to request, discuss and negotiate a full release of the US Seller from any and all ongoing liabilities and obligations under any of the Seminole Agreements; provided, that the US

Seller shall keep the Purchaser reasonably informed of any such contacts and discussions and that obtaining any such release shall not (i) be conditioned on an amendment to the terms of the Seminole Agreements that negatively affects the rights and obligations of the Purchaser and its Affiliates under the Seminole Agreements or (ii) otherwise negatively affect the rights and obligations of the Purchaser and its Affiliates under the Seminole Agreements.

(c)	The Purchaser will notify the US Seller (promptly after the occurrence thereof) of any event that might reasonably be expected to result in the incurrence of Losses by any Seller Indemnified Party under any of the Seminole Agreements, and the Purchaser will cooperate with the US Seller in connection with the taking by the US Seller of (and shall permit the US Seller to take) any commercially reasonable action intended to avoid or mitigate any such Losses.

SECTION 5.23. Replacement of Letters of Credit. As promptly as practicable, and in any event, no later than five (5) Business Days following the Closing Date, the Purchaser shall, and shall cause its Affiliates to, take or cause to be taken all actions necessary to replace any and all letters of credit issued by or on behalf of the US Seller or any of its Affiliates in relation to any of the Transferred Contracts or otherwise in relation to the Business and shall use its commercially reasonable efforts to have any such Letters of Credit issued by or on behalf of the US Seller or any of its Affiliates returned to the US Seller, including by causing to be issued to the holder of the Letter of Credit a replacement Letter of Credit or, at the option of the Purchaser, by providing guarantees or other credit support to any such holder. All costs and expenses incurred in connection with the replacement of Letters of Credit under this Section 5.23 shall be borne by the Purchaser.

SECTION 5.24. Access. From and after the Closing and until the Sublease Agreement substantially in the form attached hereto as Exhibit A (the “Sublease”) is executed and effective, the Transferred Employees shall have access to and continued use of the office space (including parking and other building amenities) leased by the US Seller located at 12018 Sunrise Valley Drive, Reston, VA. The access and use of such space shall be afforded to such Transferred Employees during normal business hours or such other hours as may be customary in the course of their employment by the Purchaser, and shall otherwise be on the terms and conditions set forth in the Sublease (as if the Sublease were in effect from and after the Closing). As consideration for such access and use, the Purchaser shall pay the US Seller $55,558.29 per calendar month (pro rated daily) from the Closing Date through the date the Sublease is executed and effective (assuming the Sublease is executed and effective prior to October 31, 2013), which amount shall be increased in accordance with Exhibit C to the Sublease in the event that the Sublease is not executed and effective prior to October 31, 2013) and which amount shall be payable on or before the first day of each calendar month from the Closing Date to the date the Sublease is executed. The foregoing right to access and use such space will terminate concurrently with the execution and effectiveness of the Sublease. In the event that the Sublease does not become effective because the Owner (as defined in the Sublease) withholds its consent to the Sublease, then the Purchaser shall (a) vacate the office space referred to in this Section 5.24 as promptly as reasonably practicable and (b) indemnify and hold harmless the US Seller for and against any and all Losses arising out of or resulting from the continued occupation of the premises by the Purchaser until such time as the Purchaser vacates the premises.

SECTION 5.25. Duke Agreements.

(a)	Assignment. Notwithstanding any provision to the contrary in this Agreement, following the Closing, but subject to this Section 5.25, the US Seller shall remain as a party to the Duke Agreements in the event that, prior to the Closing Date, the US Seller does not receive the consent of the counterparties to the Duke Agreements to assign such agreements to the Purchaser or one or more of its Affiliates. If at any time following the Closing Date, the counterparties to the Duke Agreements consent in writing to the assignment to the Purchaser or one or more of its Affiliates of the Duke Agreements, then the US Seller shall promptly take all actions reasonably required to assign the Duke Agreements to the Purchaser or such Affiliate(s) for no additional consideration.

(b)	Pass Through. The US Seller shall pass through to the Purchaser the benefits and burdens of the Duke Agreements, and the Purchaser hereby agrees to assume such burdens (including by purchasing all of the products required to be purchased under the Duke Agreements). The US Seller and the Purchaser agree to designate the appropriate individuals from each of their organizations to work together from the Closing Date through the first to occur of (i) the termination of the Duke Agreements and (ii) the assignment of the Duke Agreements to the Purchaser or one or more of its Affiliates and the release of the US Seller and all its Affiliates from any and all liabilities and ongoing obligations under the Duke Agreements, to implement the arrangements contemplated by this Section 5.25, including for purposes of conveying funds to such counterparties as contemplated by such agreements.

(c)	Indemnity. The Purchaser Indemnifying Parties hereby agree to indemnify the Seller Indemnified Parties for any Losses incurred by any of them under, arising out of, relating to or in connection with the Duke Agreements in accordance with Section 8.03(f), including any Losses arising from the existence or implementation of the arrangements contemplated by this Section 5.25, other than any such Losses resulting from the US Seller’s intentional breach of, or gross negligence with respect of, the Duke Agreements.

(d)

Termination. The US Seller shall have the right to terminate the Duke Agreements at any time that such termination is permitted in accordance with the terms of such agreements; provided, that no such termination may be effectuated or occur without the prior written consent of the Purchaser. The Purchaser acknowledges that the US Seller shall not agree to extend or renew the initial term of either Duke Agreement (as such term is used therein). In the event that prior to the effective date of the termination of such agreements, either (i) a private sale of the Purchaser or the Borrower (as such term is defined in the Debt Commitment Letter) or any other Affiliate of the Purchaser that owns all or substantially all of the US Purchased Assets (however structured, whether by way of stock sale, merger or otherwise) by Lone Star Fund VIII (U.S.), L.P. to a third party that is not an Affiliate of the Purchaser or the sale of all or substantially all of the US Purchased Assets to such a third party is consummated, or (ii) Lone Star Fund VIII (U.S.), L.P. otherwise ceases to beneficially own, directly or indirectly, at least a majority of the voting equity interests of the Purchaser then, in each case, the Purchaser shall use its commercially reasonable efforts to have the counterparties to the Duke Agreements agree to the assignment by the US Seller to the Purchaser or one of its Affiliates (or the successor entity in any such transaction) all of its rights and obligations under the Duke Agreements, and, in connection therewith, promptly execute and deliver to the US Seller an affirmative release of the US Seller from any and all liability and ongoing obligations under the Duke Agreements, which release shall be in form and substance reasonably satisfactory to the US Seller.

(e)	Letters of Credit. In respect of each Duke Agreement, the Purchaser hereby agrees and covenants to:

(i)	promptly (but in any event within twenty-four (24) hours following the Duke Trigger Date (as defined herein)) cause to be issued to the US Seller a Letter of Credit in the event that the US Seller is presented with a payment demand from any counterparty to any Duke Agreement (the date of any such payment demand being the “Duke Notice Date”), and the Purchaser (or an Affiliate thereof) has not otherwise satisfied such payment demand in full within five (5) days of the date on which it received written notice from the US Seller of such Duke Notice Date (the “Duke Trigger Date”); provided, that the Letter of Credit shall be issued in a face amount equal to the remaining aggregate outstanding payment liability under the relevant Duke Agreement; provided, further, that the US Seller shall only be permitted to draw upon the Letter of Credit after (i) first having made payment to the applicable counterparty to the Duke Agreement, (ii) demanded in writing reimbursement of such payment from the Purchaser and (iii) a five (5) day period following such written demand from the US Seller to the Purchaser shall have elapsed without payment by the Purchaser;

(ii)	execute and deliver to the US Seller on the Closing Date an irrevocable power of attorney (in form and substance reasonably acceptable to the US Seller) that grants to the US Seller the right and authority to cause the issuance of the Letters of Credit referred to in Section 5.25(e)(i) above to the US Seller; and

(iii)	not take any action that has the effect of increasing the obligations or liabilities of the US Seller under any such Duke Agreement.

(f)	Release. At any time, and from time to time, following the Closing, the US Seller and its officers, employees and agents shall be permitted to contact the counterparties to the Duke Agreements to request, discuss and negotiate a full release of the US Seller from any and all ongoing liabilities and obligations under any of the Duke Agreements; provided, that the US Seller shall keep the Purchaser reasonably informed of any such contacts and discussions and that obtaining any such release shall not (i) be conditioned on an amendment to the terms of the Duke Agreements that negatively affects the rights and obligations of the Purchaser or its Affiliates thereunder or (ii) otherwise negatively affect the rights and obligations of the Purchaser and its Affiliates under the Duke Agreements.

(g)	Mitigation of Losses. The Purchaser will notify the US Seller (promptly after the occurrence thereof) of any event that might reasonably be expected to result in the incurrence of Losses by any Seller Indemnified Party under any of the Duke Agreements, and the Purchaser will cooperate with the US Seller in connection with the taking by the US Seller of (and shall permit the US Seller to take) any commercially reasonable action intended to avoid or mitigate any such Losses.

(h)	Downgrade. In respect of each Duke Agreement, if the credit rating of the Purchaser is downgraded by Moody’s Investors Services, Inc. (or any successor to the rating agency business thereof) to “Caa” or lower, the Purchaser shall cause to be issued to the US Seller a Letter of Credit in the amount of no less than the estimated aggregate amount payable under each such Duke Agreement for one (1) calendar year of supply (reduced by the face amount of any Letter of Credit issued on behalf of the Purchaser to the counterparties to such agreements or any cash collateral provided to such counterparties by the Purchaser, in each case, to secure the obligations under the Duke Agreements).

11. Amendment of Section 6.02 of the Purchase Agreement. Section 6.02 of the Purchase Agreement is hereby amended by adding “(including any and all amendments, revisions, modifications, memoranda of understanding and supplemental agreements thereto entered into on or prior to the Closing)” after each use of the defined term “Labor Agreement”.

12. Amendment of Section 6.03 of the Purchase Agreement. Section 6.03 of the Purchase Agreement is hereby amended by deleting “other than the Mirror Plan (as defined in Section 6.07(c)” in the second sentence.

13. Amendment of Section 6.06 of the Purchase Agreement. Section 6.06 of the Purchase Agreement is hereby amended by deleting the title and text thereof and adding “[RESERVED]” in their place.

14. Amendment of Section 6.07 of the Purchase Agreement.

(a) Section 6.07(a) of the Purchase Agreement is hereby amended by adding “(including any and all amendments, revisions, modifications, memoranda of understanding and supplemental agreements thereto entered into on or prior to the Closing)” after “Labor Agreement”.

(b) Section 6.07(c) of the Purchase Agreement is hereby deleted in its entirety.

15. Amendment of Section 8.03 of the Purchase Agreement. Section 8.03 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“SECTION 8.03. Indemnification by the Purchaser. From and after the Closing Date, the US Seller and its Affiliates, and their respective officers, directors, employees, successors and permitted assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser or the Borrower (as such term is defined in the Debt Commitment Letter) or any other Affiliate of the Purchaser that owns all or substantially all of the US Purchased Assets (the “Purchaser Indemnifying Parties”) for and against any and all Losses, arising out of or resulting from: (a) the breach of any representation or warranty made by the Purchaser contained in this Agreement; (b) the breach of any covenant or agreement by the Purchaser contained in this Agreement; (c) the Assumed Liabilities; (d) the Purchased Assets following the Closing; (e) the conduct of the Business by the Purchaser following the Closing; or (f) without limiting the generality of the foregoing clauses (d) and (e), (1) the implementation of the provisions of Section 5.18, including any Losses for which the Purchaser has agreed to indemnify the Seller Indemnified Parties pursuant to Section 5.18(f); (2) each Equipment Lease/Gas Contract, including any Losses arising out of the US Seller’s continuing relationship with the counterparties to each Equipment Lease/Gas Contract following the Closing; (3) the Seminole Agreements, including any Losses arising out of the US Seller’s continuing relationship with the counterparty to the Seminole Agreements following the Closing; or (4) the Duke Agreements, including any Losses arising out of the US Seller’s continuing relationship with the counterparties to the Duke Agreements following the Closing. If the Purchaser transfers its interest in the Borrower (as defined in the Debt Commitment Letter) or the Borrower (as defined in the Debt Commitment Letter) transfers the US Purchased Assets, the Purchaser shall cause such transferee of such interests or US Purchased Assets, as the case may be, to assume its obligations under this Article VIII.”

16. Effect of Assignment. Each party agrees that, following the Assignment and subject to the proviso of Section 10.06 of the Purchase Agreement, the New Purchaser shall be “the Purchaser” for all purposes under the Purchase Agreement.

17. Representations and Warranties. Each of the US Seller, U.S. Acquisitions and each of the US Purchaser Parties represents and warrants that (a) it has the corporate power and authority to execute and deliver this Amendment and (b) this Amendment constitutes the legal, valid and binding obligation of each of the above parties, enforceable against each such party in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

18. No Other Modification. The Purchase Agreement shall not be modified by this Amendment in any respect except as expressly set forth herein.

19. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

20. Counterparts. This Amendment may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the US Seller, U.S. Acquisitions and each of the US Purchaser Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

LAFARGE NORTH AMERICA INC.

By:	/s/ Bi Yong Chungunco
	Name:	Bi Yong Chungunco
	Title:	Authorized Representative

LONE STAR U.S. ACQUISITIONS, LLC

By:	/s/ Kevin Barner
	Name:	Kevin Barner
	Title:	Vice President

CONTINENTAL BUILDING PRODUCTS, LLC

By:	/s/ Kyle Volluz
	Name:	Kyle Volluz
	Title:	Vice President

CONTINENTAL SILVER GROVE, LLC

By:	/s/ Kyle Volluz
	Name:	Kyle Volluz
	Title:	Vice President

CONTINENTAL PALATKA, LLC,

By:	/s/ Kyle Volluz
	Name:	Kyle Volluz
	Title:	Vice President

CONTINENTAL BUCHANAN, LLC

By:	/s/ Kyle Volluz
	Name:	Kyle Volluz
	Title:	Vice President